                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                             (Amendment No.  2  )*
                                           -----

                               Hanover Direct Inc.
                               -------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    41078310
                                    --------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 4 Pages

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CUSIP No. 41078310                   13G                   Page  2 of  4 Pages
          --------                                              ---   ---
--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Warburg Pincus Asset Management, Inc.                        13-2673503
--------------------------------------------------------------------------------
   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [ ]
      Not applicable
--------------------------------------------------------------------------------
   3  SEC USE ONLY


--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     0
                 ---------------------------------------------------------------
     NUMBER OF    6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY      20,700,470
     OWNED BY    ---------------------------------------------------------------
       EACH       7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON         20,700,470
       WITH      ---------------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
   9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      20,700,470
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      [ ]
      Not applicable
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.82%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      IA
--------------------------------------------------------------------------------

Item 1(a):        Name of Issuer:
---------         --------------

                  Hanover Direct Inc.

Item 1(b):        Address of Issuer's Principal Executive Offices:
---------         -----------------------------------------------

                  1500 Harbor Blvd.
                  Weehawken, NJ  07087


Item 2(a)         Name of Person Filing:
---------         ---------------------

                  Warburg Pincus Asset Management, Inc.

Item 2(b):        Address of Principal Business Office:
---------         ------------------------------------

                  466 Lexington Avenue, New York, New York 10017

Item 2(c):        Citizenship:
---------         -----------

                  Delaware

Item 2(d):        Title of Class of Securities:
---------         ----------------------------

                  Common Stock

Item 2(e):        CUSIP Number:
---------         ------------
                  41078310

Item 3:           If the reporting person is an investment adviser in
------ accordance with ss. 240.13d-1(b)(1)(ii)(E), check this box. [X]

Item 4:           Ownership:
------            ---------

                  (a) Amount beneficially owned:   20,700,470.

                  (b) Percent of class:   9.82%.

                  (c) Number of shares as to which the person has:

                        (i)  Sole power to vote or to direct the vote 0.

                       (ii)  Shared power to vote or to direct the vote
                             20,700,470.

                      (iii) Sole power to dispose or to direct the disposition of 20,700,470.

                       (iv) Shared power to dispose or to direct the disposition of 0.

Item 5:           Ownership of Five Percent or Less of a Class:
------            --------------------------------------------

                  Not applicable



                               Page 3 of 4 Pages
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Item 6:           Ownership of More than Five Percent on Behalf
------            of Another Person:
                  ---------------------------------------------

                  Warburg Pincus Asset Management, Inc. ("WPAM") is an Investment Adviser registered with the United States Securities and Exchange Commission. WPAM serves as investment adviser to many accounts including various registered investment companies. The securities which are the subject of this report are owned by our accounts. In this report one or more corporate accounts owned more than 5%.


Item 7:           Identification and Classification of the Subsidiary
------ Which Acquired the Security Being Reported on By the Parent Holding Company:
                  ----------------------------------------------------

                  Not Applicable.

Item 8:           Identification and Classification of
------            Members of the Group:
                  ------------------------------------

                  Not Applicable.

Item 9:           Notice of Dissolution of Group:
------            ------------------------------

                  Not Applicable.

Item 10:          Certification:
-------           -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 26, 1999




                                       By:/s/ Linda S. Iovan
                                          ---------------------------
                                          Name:  Linda S. Iovan
                                          Title: Vice President





                               Page 4 of 4 Pages